EXHIBIT 99

CONTACT: MDI (208) 736-1799	FOR IMMEDIATE RELEASE

MEDICAL DISCOVERIES, INC. REVIEWS IP AND RECEIVES NEW PATENT

Mayer, Brown, Rowe & Maw To Focus on Patent Strategy

TWIN FALLS, Idaho, April 9, 2003 — Medical Discoveries, Inc. (OTC Bulletin Board: MLSC) has retained global legal giant Mayer, Brown, Rowe & Maw to strengthen and expand MDI’s intellectual property and assets and provide worldwide strategic partnering and regulatory compliance advice. MDI has also received the company’s eleventh patent relating to the company’s proprietary drug MDI-P.

Among the 10 largest law firms in the world, Mayer, Brown, Rowe & Maw provides comprehensive legal services to biotech, pharma, life science, bioinformatics, medical device and agribusiness companies, as well as to their investors and financiers, throughout the United States, Canada, Europe, Asia and Latin America. The firm also has consulting offices in Beijing and Shanghai, as well as an independent correspondent relationship with Jáuregui, Navarrete, Nader y Rojas, S.C., one of Mexico City’s most respected law firms. “MDI’s technology and corporate vision provides an excellent opportunity to be the legal partner in taking a company from its pre-market stage to a successful market launch. Our commitment to MDI and MDI’s vision will make them a market leader going forward,” according to Diane Romza-Kutz, partner in the Biotech Pharma Life Sciences Practice at Mayer Brown Rowe & Maw.

Medical Discoveries, Inc. has received, from Mexico’s Patent And Trademark Office, notice of entry into National Phase of the company’s International PCT Application No. PCT/US95/10777, Patent Application No. 971408, entitled “System For Electrolyzing Fluids For In Vivo Administration For Humans And Other Warm Blooded Mammals.”

Medical Discoveries, Inc. now has a total of eleven granted patents relating to the company’s proprietary electrolysis devices, methods, and the patented products and applications derived therein. MDI’s patents and resulting intellectual properties now span more than a decade of research and development. Medical Discoveries, Inc. was formed in 1991 to investigate and develop effective, rapid acting and safe pharmaceuticals capable of destroying viruses, bacteria and fungi.

Formed in 1991, Medical Discoveries, Inc. is a publicly traded (OTC Bulletin Board: MLSC) development-stage biopharmaceutical research company (as defined in SFAS No.7) engaged in the research, development and validation of a novel class of drugs, based upon the company’s patented and proprietary electrolysis technologies. MDI is developing active anti-viral, anti-bacterial and anti-fungal agents for a variety of applications including the treatment of HIV/AIDS.

Information in this press release relating to the potential of MDI constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to: MDI’s lack of significant operating revenue to date; MDI’s need for substantial and immediate additional capital; the fact that MDI may dilute existing shareholders through additional stock issuances; the extensive governmental regulation to which MDI is subject; the fact that MDI’s technologies remain unproven; the intense competition MDI faces from other companies and other products; and MDI’s reliance upon patents and other intellectual property that may not provide meaningful protection against competitors. Additional information about these and other factors that could affect MDI’s business is set forth in MDI’s 2002 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

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